EXHIBIT 3(i)

ELEMENT 21 GOLF COMPANY

CERTIFICATE OF THE
POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS OF THE
SERIES B CONVERTIBLE PREFERRED STOCK, $.10 PAR VALUE PER SHARE

Of the 5,000,000 shares of Preferred Stock authorized under the Certificate of Incorporation of Element 21 Golf Company (the “Corporation”), 350,000 shares are hereby designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) with the voting powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions as set forth below:

Section 1. Definitions.

For the purposes hereof, the following definitions shall apply:

“Board of Directors” shall mean the Board of Directors of this Corporation.

“Conversion Price” means the amount set forth in Section 4(a), as adjusted pursuant to Section 5.

“Junior Shares” means all shares of Common Stock and Series A Convertible Preferred Stock of this Corporation, or any other stock ranking junior to the Series B Preferred Stock in dividends or liquidation rights.

“Original Issue Date” means the date on which a share of Series B Preferred Stock was first issued.

“Original Issue Price” means $17.00.

Section 2. Dividend Rights.

From and after the date of the issuance of any shares of Series B Preferred Stock, dividends at the rate per annum of 4% of the base amount per share shall accrue on such shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Accruing Dividends”). The base amount per share shall initially be the Original Issue Price and shall be increased on each anniversary of the purchase of such share by the amount of accrued dividends for the year ending on such anniversary. Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided however, that except as set forth in this Section 2, the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock or Series A Preferred Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series B Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock, the sum of (1) the amount of the aggregate Accruing Dividends then accrued on such share of Series B Preferred Stock and not previously paid plus (2) the dividend payable on each share of Series B Preferred Stock if such share had been converted into Common Stock immediately prior to the record date for such dividend, (B) in the case of a dividend on Series A Preferred Stock or any other class or series that is convertible into Common Stock, that dividend per share of Series B Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (C) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (2) multiplying such fraction by an amount equal to the Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B Preferred Stock pursuant to this Section 2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend.

Section 3. Liquidation Preference.

(a) Preference.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, voluntarily or involuntarily, the holders of each share of Series B Preferred Stock, prior to any distribution to the holders of Junior Shares, shall be entitled to receive pro rata a preferential amount equal to the greater of (i) such amount per share as would have been payable had each such share been converted to into Common Stock immediately prior to such liquidation, dissolution or winding up , or (ii) $17.00 per share (adjusted to reflect any stock split, stock dividend, combination, recapitalization or reorganization) of Series B Preferred Stock held by them plus all Accruing Dividends accrued thereon, plus all other declared but unpaid dividends (the “Series B Preferred Stock Liquidation Preference”).  If, upon such liquidation, dissolution or winding up, the assets of the Corporation are insufficient (after payment of the liquidation preference of any class of preferred stock ranking senior on liquidation to the Series B Preferred Stock) to provide for the payment of the Series B Preferred Stock Liquidation Preference for each share of Series B Preferred Stock outstanding, such assets as are available shall be paid out pro rata among the shares of Series B Preferred Stock and no payment shall be made to the holders of Junior Shares. After payment to the holders of the Series B Preferred Stock of the Series B Preferred Stock Liquidation Preference, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Junior Shares in the manner described in the Certificate of the Powers, Designations, Preferences And Rights Of The Series A Convertible Preferred Stock, $.001 Par Value Per Share as filed with the Secretary of State of the State of Delaware on February 22, 2006.

(b) Acquisition Treated as Liquidation.  Unless otherwise decided upon a vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, a merger or consolidation of the corporation with or into another corporation or entity (whether or not the corporation is the surviving entity if, after the merger or consolidation, more than 50% of the voting stock of the surviving corporation is owned by persons who were not holders of voting stock of this corporation prior to the merger or consolidation), or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3.

Section 4. Conversion of Series B Preferred Stock.

The holders of the Series B Preferred Stock shall have conversion rights in accordance with the following provisions:

(a) Right to Convert and Conversion Price.  Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price, determined and adjusted as hereafter provided, in effect at the time of conversion.  The initial “Conversion Price” shall initially be $0.17, and such price shall be subject to adjustment as provided in Section 5. The Original Issue Price is $17.00 such that as of the date of this Certificate of the Powers, Designations, Preferences and Rights of the Series B Convertible Preferred Stock, $.10 par value per share, each share of Series B Preferred Stock is convertible into 100 shares of Common Stock.

(b) Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock.  In lieu of any fractional share to which a holder of Series B Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.  Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed for transfer, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable in order to avoid a conversion into fractional shares of Common Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Notices of Record Date, etc.  In the event that the Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class of its stock any additional shares of stock of any class or other rights;

(iii) to subdivide or combine its outstanding Common Stock;

(iv) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(v) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Series B Preferred Stock:

(1)  at least 10 days' prior written notice of the date on which a record shall be taken for such dividend, distribution, subscription rights, subdivision or combination (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iv) and (v) above; and

(2)  in the case of the matters referred to in clauses (iv) and (v) above, at least 10 days' prior written notice of the date when the same shall take place (specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by certified mail, postage prepaid, addressed to the holders of Series B Preferred Stock at the address for each such holder as shown on the books of the Corporation.

(d) Reservation of Common Stock.  The Corporation shall, at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

(e) Cancellation of Series B Preferred Stock.  All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any declared but unpaid dividends thereon.  Any shares of Series B Preferred Stock so converted shall be retired and cancelled, and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

Section 5. Adjustment of Conversion Price on Series B Preferred Stock.

(a) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing, (X) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (Y) that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

(c) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 3(b), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5(a) or 5(b)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

(d) Adjustments to Conversion Price of Series B Preferred Stock for Diluting Issues. For purposes of this Section 5(d), the following definitions shall apply:

(i) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(ii) “Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

(iii) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to this Section 5(d), deemed to be issued) by the Corporation after the Series B Original Issue Date, other than the following shares of Common Stock, and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively “Exempted Securities”):

a. the issuance of any shares of Common Stock as a stock dividend to holders of shares of the Company’s capital stock or upon any subdivision or combination of shares of the Company’s capital stock that is covered pursuant to Section 5(a), 5(b) or 5(c) above;

b. the issuance of any shares of Common Stock upon conversion of shares of Series B Preferred Stock or any other shares of convertible preferred stock outstanding as of the date hereof;

c. the issuance of up to 20,000,000 shares of Common Stock or options with respect thereto (subject in either case to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement), issued or issuable to employees, directors or officers of, or consultants to, the Company or any subsidiary of the Company pursuant to any plan, agreement or arrangement approved by the Board of Directors of the Company (it being understood that any shares subject to options that expire or terminate unexercised or any restricted stock repurchased by the Company shall not be counted towards the maximum number set forth in this clause c. unless and until regranted or reissued pursuant to any such plan, agreement or arrangement);

d. the issuance of shares of Common Stock upon the exercise of any warrant to purchase shares of Common Stock outstanding as of the Series B Original Issue Date or any warrant issued to the Investor or any other purchaser of Series B Preferred Stock in connection with the Company’s Series B Preferred Stock equity financing;

e. the issuance of securities solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any subsidiary of the Company of all or substantially all of the stock or assets of any other entity;

f. the issuance of shares of Common Stock by the Company in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act; or

g. the issuance of shares of Common Stock, or the grant of options or warrants therefor, in connection with (i) any present or future borrowing, line of credit, leasing or similar financing arrangement approved by the Board of Directors of the Company, or (ii) sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Company.

(v) No adjustment in the Conversion Price of Series B Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(vi) If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(vii) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of Series B Preferred Stock pursuant to the terms of this Section 5(d), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(viii) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of this Section 5(d) (either because the consideration per share of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(ix) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of this Section 5(d), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(x) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 5(d) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (vii) and (viii) of this Section 5(d)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 5(d) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(xi) In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to this Section 5(d)), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (including for this purpose as outstanding all shares of Common Stock issuable upon exercise or conversion of Options or Convertible Securities outstanding immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

For purposes of this Section 5(d)(xi), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

a. Cash and Property: Such consideration shall insofar as it consists of cash, (X) be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest; and insofar as it consists of property other than cash, (Y) be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (X) and (Y) above, as determined in good faith by the Board of Directors of the Corporation.

b. Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to this Section 5(d), relating to Options and Convertible Securities, shall be determined by dividing (X) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (Y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(xii) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section4(d)(xi) above then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(e) Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

Section 6. Voting Rights of Series B Preferred Stock.

(a) General.  Except as expressly set forth in this Section and except as otherwise required by law, each share of Series B Preferred Stock issued and outstanding shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series B Preferred Stock into shares of Common Stock pursuant to Section 4 below on the record date for determining the stockholder of the Corporation eligible to vote on any such matters. The holders of the Series B Preferred Stock shall vote with the Common Stock as a single class unless otherwise set forth herein.

(b) Series B Preferred Stock Protective Provisions. At any time when at least 25,000 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(i) effect any merger or consolidation of the Corporation with or into another corporation or entity (whether or not the Corporation is the surviving entity if, after the merger or consolidation, more than 50% of the voting stock of the surviving corporation is owned by persons who were not holders of voting stock of this Corporation prior to the merger or consolidation), or sell all or substantially all the assets of the Corporation, or consent to any of the foregoing;

(ii) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such Series B Preferred Stock.

(iii) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and redemption rights, or increase the authorized number of shares of Series B Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and redemption rights.

(iv) acquire another entity by means of a purchase of all or a portion of the capital stock or assets of such entity for consideration in excess of $2,000,000;

(v) liquidate, wind up, or dissolve the Corporation or adopt any plan for the same;

(vi) effect any sale, lease, transfer, pledge or other disposition of assets of the Corporation or its subsidiaries, not in the ordinary course of business, unless the value of such assets; singly or in connection with any related series of transactions does not in the aggregate exceed $5,000,000;

(vii) enter into any transaction with any officer, director or beneficial owner of five percent (5%) or more of the Common Stock or any affiliate of any of the foregoing, unless such transaction is in the ordinary course of business and approved by the Corporation’s Board of Directors;

(viii) authorize or effect the issuance by the Corporation of any shares of capital stock or rights to acquire capital stock pursuant to stock option, stock bonus or other employee stock plans for the benefit of the employees of the Corporation or its subsidiaries in existence as of such date, other than issuances referred to in Section 5(d)(iv)(c);

(ix) incur any Indebtedness for borrowed money in excess of $1,000,000 outstanding at any time;

(x) acquire any material assets of another person for consideration in excess of $2,000,000 other than acquisitions of inventory and raw material made in the ordinary course of business; or

(xi) permit any subsidiary to do any of the foregoing (except for payment of dividends to the Corporation or another wholly-owned subsidiary of the Corporation).

Notwithstanding the foregoing, from and after December 1, 2006, the provisions of paragraphs (iv)-(xi) above will cease to be of further force and effect in the event that the investors that are party to those certain Subscription Agreements for shares of Series B Convertible Preferred Stock of the Company dated as of July 14, 2006 (collectively, the “Subscription Agreements”) fail to invest the Remaining Investment Amount (as such term is defined in the Subscription Agreements) in the Corporation as provided in the Subscription Agreements on or prior to November 30, 2006 for any reason other than the failure of the Company to satisfy the condition set forth in Section 4(i) of the Subscription Agreements.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of July31, 2006.

ELEMENT 21 GOLF COMPANY

By:/s/Nataliya Hearn
Name: Nataliya Hearn
Title: President